Exhibit 16.1
May 26, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Krystal Biotech, Inc.’s Form 8-K dated May 26, 2022, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California